Exhibit 99.1

NEWS BULLETIN	FARO Technologies, Inc. 250 Technology Park Lake Mary, FL 32746

The Measure of Success	FOR IMMEDIATE RELEASE

Peter Abram, Senior Vice President and CFO
Peter.Abram@faro.com, 407-333-9911

FARO Reports Third Quarter 2014 Orders Growth of 22%; Sales

Growth of 21% and EPS Growth of 121%

LAKE MARY, FL, October 28, 2014 – FARO Technologies, Inc. (NASDAQ: FARO) today announced results for the third quarter ended September 27, 2014. Sales in the third quarter of 2014 increased 20.6% to $82.2 million from $68.2 million in the third quarter of 2013. Net income increased $6.2 million, or 122.6%, to $11.2 million, or $0.64 per share, in the third quarter of 2014 from $5.0 million, or $0.29 per share, in the third quarter of 2013. In the three months ended September 27, 2014, the Company recorded a discrete tax benefit of $4.5 million due to the reversal of a valuation allowance originally established against certain net operating losses. Excluding the tax benefit, Q3 Net Income would have been $6.7 million or $0.38 per share, up 31.0% from the third quarter of 2013.

New order bookings for the third quarter of 2014 increased $13.7 million, or 21.8%, to $77.0 million from $63.3 million in the third quarter of 2013.

Gross profit increased $7.2 million, or 18.6%, to $46.0 million from $38.8 million in the prior year quarter primarily driven by higher sales volume in laser scanners and arms. Gross margin of 56.0% decreased 90 basis points from the third quarter of 2013 primarily driven by a less favorable sales mix with the strong growth of laser scanner sales and reduced service margin.

Operating margin decreased slightly to 10.9% in the third quarter of 2014 from 11.1% in the third quarter of 2013 primarily due to the lower gross margin and higher investment in R&D. In the third quarter of 2014, R&D spending increased $1.5 million, or 24.9%, to $7.4 million from $5.9 million in the third quarter of 2013.

“FARO performed very well in the third quarter. We produced strong top line growth with solid margins and operating earnings, while continuing to invest in new product development, expansion of our sales organization and IT systems infrastructure. Our sales growth was driven by continued strength in laser scanning and meaningful growth in the arm product line with the release of the new laser line probe. In this quarter, we also acquired The CAD Zone, which we expect will accelerate our penetration in the law enforcement forensic technologies market – keeping in mind the market is still in the early stages of development,” stated Jay Freeland, FARO’s President and CEO. “We expect our revenue for 2014 will be consistent with our targeted longer term organic growth model of mid-teens annual revenue growth. In total, the third quarter was very strong for the Company.”

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, such as statements about FARO’s growth, demand for and customer acceptance of FARO’s products, anticipated improvement in the markets in which FARO operates, and FARO’s product development and product launches. Statements that are not historical facts or that describe the Company’s plans, objectives, projections, expectations, assumptions, strategies, or goals are forward-looking statements. In addition, words such as “is”, “future,” “will,” and similar expressions or discussions of FARO’s plans or other intentions identify forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to various known and unknown risks, uncertainties, and other factors that may cause actual results, performances, or achievements to differ materially from future results, performances, or achievements expressed or implied by such forward-looking statements. Consequently, undue reliance should not be placed on these forward-looking statements.

Factors that could cause actual results to differ materially from what is expressed or forecasted in such forward-looking statements include, but are not limited to:

•	development by others of new or improved products, processes or technologies that make the Company’s products less competitive or obsolete;

•	the Company’s inability to maintain its technological advantage by developing new products and enhancing its existing products;

•	declines or other adverse changes, or lack of improvement, in industries that the Company serves or the domestic and international economies in the regions of the world where the Company operates and other general economic, business, and financial conditions; and

•	other risks detailed in Part I, Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and Part II, Item 1A. Risk Factors in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 28, 2014.

Forward-looking statements in this release represent the Company’s judgment as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, unless otherwise required by law.

About FARO

FARO is the world’s most trusted source for 3D measurement technology. The Company develops and markets computer-aided measurement and imaging devices and software. Technology from FARO permits high-precision 3D measurement, imaging and comparison of parts and complex structures within production and quality assurance processes. The devices are used for inspecting components and assemblies, rapid prototyping, documenting large volume spaces or structures in 3D, surveying and construction, as well as for investigation and reconstruction of accident sites or crime scenes.

Approximately 15,000 customers are operating more than 30,000 installations of FARO’s systems, worldwide. The Company’s global headquarters is located in Lake Mary, FL; its European regional headquarters in Stuttgart, Germany; and its Asia/Pacific regional headquarters in Singapore. FARO has other offices in the United States, Canada, Mexico, Brazil, Germany, the United Kingdom, France, Spain, Italy, Poland, Turkey, the Netherlands, Switzerland, Portugal, India, China, Malaysia, Vietnam, Thailand, South Korea, and Japan.

More information is available at http://www.faro.com

Financial tables to follow:

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Nine Months Ended
(in thousands, except share and per share data)	September 27, 2014	September 28, 2013	September 27, 2014	September 28, 2013
SALES
Product	$67,581	$55,014	$194,785	$162,670
Service	14,658	13,176	42,888	39,219

Total sales	82,239	68,190	237,673	201,889

COST OF SALES
Product	26,640	21,372	78,185	65,632
Service	9,558	7,997	27,847	23,685

Total cost of sales (exclusive of depreciation and amortization, shown separately below)	36,198	29,369	106,032	89,317

GROSS PROFIT	46,041	38,821	131,641	112,572
OPERATING EXPENSES
Selling and marketing	19,059	16,366	56,207	49,732
General and administrative	8,832	7,275	26,112	22,616
Depreciation and amortization	1,805	1,699	5,520	5,268
Research and development	7,352	5,884	19,440	16,171

Total operating expenses	37,048	31,224	107,279	93,787

INCOME FROM OPERATIONS	8,993	7,597	24,362	18,785

OTHER (INCOME) EXPENSE, net
Interest income	(28)	(19)	(67)	(54)
Other (income) expense, net	(89)	809	(78)	1,428
Interest expense	5	2	6	3

INCOME BEFORE INCOME TAX (BENEFIT) EXPENSE	9,105	6,805	24,501	17,408
INCOME TAX (BENEFIT) EXPENSE	(2,118)	1,763	1,974	4,161

NET INCOME	$11,223	$5,042	$22,527	$13,247

NET INCOME PER SHARE — BASIC	$0.65	$0.29	$1.31	$0.78

NET INCOME PER SHARE — DILUTED	$0.64	$0.29	$1.29	$0.77

Weighted average shares — Basic	17,258,029	17,095,066	17,233,879	17,053,223

Weighted average shares — Diluted	17,410,391	17,185,380	17,396,788	17,191,407

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)	September 27, 2014 (unaudited)	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$116,910	$124,630
Short-term investments	64,996	64,994
Accounts receivable, net	68,939	66,309
Inventories, net	56,482	48,940
Deferred income taxes, net	5,883	4,601
Prepaid expenses and other current assets	15,901	14,645

Total current assets	329,111	324,119

Property and equipment:
Machinery and equipment	41,115	36,924
Furniture and fixtures	6,928	6,888
Leasehold improvements	15,482	11,765

Property and equipment at cost	63,525	55,577
Less: accumulated depreciation and amortization	(41,756)	(39,126)

Property and equipment, net	21,769	16,451

Goodwill	19,579	19,358
Intangible assets, net	8,834	8,112
Service inventory	21,589	19,033
Deferred income taxes, net	8,845	4,423

Total assets	$409,727	$391,496

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,853	$14,881
Accrued liabilities	23,434	20,133
Income taxes payable	418	1,690
Current portion of unearned service revenues	22,464	21,331
Customer deposits	1,223	2,910
Current portion of obligations under capital leases	8	8

Total current liabilities	57,400	60,953
Unearned service revenues — less current portion	13,635	13,414
Deferred income tax liability	1,203	1,171
Obligations under capital leases — less current portion	2	8
Other long-term liabilities	481	—

Total liabilities	72,721	75,546

Shareholders’ equity:
Common stock — par value $.001, 50,000,000 shares authorized; 17,954,933 and 17,868,372 issued; 17,274,698 and 17,188,137 outstanding, respectively	18	18
Additional paid-in capital	198,202	191,874
Retained earnings	148,394	125,867
Accumulated other comprehensive income	(533)	7,266
Common stock in treasury, at cost — 680,235 shares	(9,075)	(9,075)

Total shareholders’ equity	337,006	315,950

Total liabilities and shareholders’ equity	$409,727	$391,496

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended
(in thousands)	September 27, 2014	September 28, 2013
CASH FLOWS FROM:
OPERATING ACTIVITIES:
Net income	$22,527	$13,247
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,520	5,268
Compensation for stock options and restricted stock units	3,669	3,237
(Net recovery of) provision for bad debts	(272)	426
Deferred income tax (benefit) expense	(5,804)	996
Income tax benefit from exercise of stock options	(137)	(814)
Change in operating assets and liabilities:
Decrease (increase) in:
Accounts receivable	(5,392)	8,951
Inventories, net	(12,965)	620
Prepaid expenses and other current assets	(1,881)	(3,365)
(Decrease) increase in:
Accounts payable and accrued liabilities	(805)	(925)
Income taxes payable	(1,151)	(3,700)
Customer deposits	(1,659)	(258)
Unearned service revenues	2,827	512

Net cash provided by operating activities	4,477	24,195

INVESTING ACTIVITIES:
Purchases of property and equipment	(10,306)	(1,883)
Payments for intangible assets	(1,080)	(1,787)
Purchase of business acquired	(1,000)	—

Net cash used in investing activities	(12,386)	(3,670)

FINANCING ACTIVITIES:
Payments on capital leases	(6)	(76)
Income tax benefit from exercise of stock options	137	814
Proceeds from issuance of stock, net	2,522	3,267

Net cash provided by financing activities	2,653	4,005

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(2,464)	(858)

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(7,720)	23,672
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	124,630	93,233

CASH AND CASH EQUIVALENTS, END OF PERIOD	$116,910	$116,905

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(UNAUDITED)

	Three Months Ended		Nine Months Ended
(in thousands)	September 27, 2014	September 28, 2013	September 27, 2014	September 28, 2013
Net income	$11,223	$5,042	$22,527	$13,247
Currency translation adjustments, net of tax	(7,817)	3,558	(7,799)	597

Comprehensive income	$3,406	$8,600	$14,728	$13,844